UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 30, 2009

SMART Modular Technologies (WWH), Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	000-51771	20-2509518
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

39870 Eureka Drive, Newark, California		94560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510-623-1231

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 30, 2009, Dr. Chong Sup Park, a member of the Board of Directors of SMART Modular Technologies (WWH), Inc. (the "Company"), modified his existing Rule 10b5−1 trading plan ("Plan") with a broker to sell ordinary shares of the Company that would be acquired upon the exercise of stock options.

The existing Plan was modified to permit the sales of ordinary shares from January 18, 2010 to January 18, 2011 and to increase the maximum sales of ordinary shares from 24,000 to 36,000. Dr. Park modified his Plan as a continuing part of his personal long-term investment strategy for asset diversification and liquidity. He will have no further control over the timing of the sales of ordinary shares under his Plan, which specifies the number of ordinary shares that may be sold each month at a pre-determined price. None of the sales subject to the modification will occur prior to January 18, 2010, or at a price lower than $4. The Plan will terminate upon the earlier of the sale of a maximum of 36,000 ordinary shares or January 18, 2011. Sales under the Plan, which will be executed as same-day sales, will be reported through appropriate filings with the Securities and Exchange Commission.

The Plan is intended to comply with Rule 10b5−1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5−1 allows a corporate insider to establish pre-arranged written stock trading plans at a time when the insider is not aware of material, non-public information. Subsequent receipt by the insider of material, non-public information will not prevent pre-arranged transactions under the Rule 10b5−1 plan from being executed.

The Company does not undertake any obligation to report Rule 10b5-1 plans that may be adopted, modified, or terminated by any of the Company's directors or officers from time to time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART Modular Technologies (WWH), Inc.

November 4, 2009	By:	/s/ Ann T. Nguyen

Name: Ann T. Nguyen
Title: General Counsel and Corporate Secretary